Exhibit 99.1

Mesa Labs Announces Second Quarter Results

Lakewood, Colorado, November 6, 2025 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (“Mesa” or “the Company”), a global leader in the design and manufacture of life science tools and critical quality control solutions, today announced results for its second fiscal quarter (“2Q26”) ended September 30, 2025 (amounts in thousands).

Financial Summary – 2Q26 versus the same year ago period

●	Revenues increased 5.0%
●	Non-GAAP core organic revenues[1] growth was 3.7%
●	Operating income increased 34.7% to $4,724
●	Non-GAAP adjusted operating income (“AOI”) excluding unusual items[2] increased 6.1% and was 25.1% as a percentage of revenues

We operate a diversified business across four divisions: Sterilization and Disinfection Control (“SDC”), Biopharmaceutical Development (“BPD”), Calibration Solutions (“CS”), and Clinical Genomics (“CG”).

Executive Commentary (amounts in thousands)

“Solid execution and market stability across Europe and North America helped deliver 5.0% organic (3.7% core organic) revenue growth in 2Q26 versus the prior year. BPD growth, aided by delayed bookings from 1Q26, continued strength in CS, and double-digit growth in CG excluding China overcame softness in SDC deliveries and strong but expected headwinds in CG China (58% decrease versus prior year). Despite macroeconomic uncertainty, we delivered strong growth of 3.7% organic over the first half of FY26, and we expect revenues to sequentially increase in 3Q26” said Gary Owens, Chief Executive Officer of Mesa.

“Profitability for the quarter, using our preferred metric of AOI excluding unusual items as a percentage of revenues, was strong at 25.1% versus 24.8% in 2Q25 and 23.5% for the whole of FY25. Quarterly performance was impacted by headwinds of 40 bps from tariffs and 60 bps from FX. During the quarter, we significantly reduced our cost structure to align with the new reality of global tariffs, a weaker dollar, and continuing headwinds in the CG China diagnostics market while also accelerating investments in our highest growth opportunities. We reduced annualized costs by $3.2M including reductions of $2.1M in CG which will begin to be realized in 3Q25. Starting in 3Q25 and into the first half of FY27, we plan to reinvest approximately $0.9M of these savings into SDC to fuel that Division’s long-term growth. Together, these actions are expected to generate $2.3M of net annualized cost savings. The Mesa Way’s principles of measuring added value from the customer’s perspective, One Mesa, and always learning enabled the team to cancel failed experiments, reprioritize objectives and resources, and accelerate initiatives showing positive traction” added Mr. Owens.

“The Mesa Way also powered our long-term goals in the quarter with the completion of Breakthrough 8, where we began deploying this year’s Calibration Solutions strategic plan. In this event we focused on accelerating growth with initiatives linked to Top of Funnel Growth, Service Renewals, Channel Partner Management, and Depot Service Turn Around Times. We also held a Value Engineering event which enabled broader customer engagement at acceptable margins” continued Mr. Owens.

“While the first half of FY26 was full of many challenges, we are encouraged by the faith that our customers place in our solutions and team, our traction with key initiatives, the demonstrated strength of our operating model, and the resilience of our team” concluded Mr. Owens.

Financial Results (unaudited, amounts in thousands, except per share data)

Total revenues were $60,737, an increase of 5.0% compared to 2Q25. Operating income increased 34.7% to $4,724. Net income was $2,476, a decrease of 27.8% or $0.45 per diluted share of common stock. On a non-GAAP basis, core organic revenues growth was 3.7% and AOI increased 7.2% to $14,385 or $2.60 per diluted share of common stock compared to 2Q25. As detailed in the Unusual Items table below, AOI for 2Q26 and 2Q25 was negatively impacted by unusual items totaling $848 and $939, respectively. Excluding the unusual items for 2Q26 and 2Q25, AOI increased 6.1% to $15,233. A reconciliation of non-GAAP measures is provided in the tables below. In total, we paid approximately 70 bps of revenues in tariffs for 2Q26 with a significant portion being passed through to customers. Total Net Leverage Ratio3 was 3.02 as of September 30, 2025.

Division Performance

	Revenues	Organic Revenues Growth[1]	Core Organic Revenues Growth

(Amounts in thousands)	Three Months Ended September 30, 2025	Six Months Ended September 30, 2025	Three Months Ended September 30, 2025	Six Months Ended September 30, 2025	Three Months Ended September 30, 2025	Six Months Ended September 30, 2025
SDC	$22,107	$47,517	(0.4)%	5.2%	(3.2)%	2.2%
BPD	13,920	25,406	17.3%	6.4%	16.4%	4.6%
CS	13,570	25,920	10.7%	7.7%	10.8%	7.8%
CG	11,140	21,437	(3.1)%	(6.4)%	(3.6)%	(7.1)%
Total	$60,737	$120,280	5.0%	3.7%	3.7%	2.1%

Sterilization and Disinfection Control (37% of revenues in 2Q26) revenues were $22,107 for the quarter, which resulted in a core organic revenues decline of 3.2%. The decline was driven primarily by lower-than-expected order fulfillments for certain product lines. Bookings, however, were approximately 5% greater than revenues for the quarter. Gross profit percentage decreased by 100 bps versus the same quarter in the prior year and excluding the impact of prior year inventory step-up amortization related to the GKE acquisition, gross profit percentage would have decreased 310 bps. The decrease was driven by increased professional services expenses (180 bps) related to the investment in outside expertise to drive improvement in our production processes and to a lesser extent, the weakening of the USD. We expect to significantly decrease these outside professional services expenses during the second half of FY26.

Calibration Solutions (22% of revenues in 2Q26) revenues were $13,570 for the quarter, which delivered core organic revenues growth of 10.8%. Revenues growth was driven primarily by strong commercial execution and, to a lesser extent, price increases. Gross profit percentage increased by 190 bps for the quarter, primarily due to increased revenues on a partially fixed cost base, partially offset by materials price headwinds driven by tariffs and increased labor costs.

Biopharmaceutical Development (23% of revenues in 2Q26) revenues were $13,920 for the quarter, a core organic revenues increase of 16.4%. The strong increase in revenues was driven primarily by higher sales of Peptides instruments, particularly in China and the previously mentioned delayed bookings from 1Q26. BPD consumables revenues were strong as they grew approximately 14%, as compared to the same quarter in the prior year. Gross profit percentage contracted 200 bps for the quarter primarily due to the impact of tariffs and foreign currency translation. Excluding these impacts, gross profit as a percentage of revenues would have increased approximately 90 bps to 61.3%.

Clinical Genomics (18% of revenues in 2Q26) revenues were $11,140 for the quarter, which resulted in a core organic revenues decline of 3.6% but a sequential increase of 8.2%. A contraction in China revenues of approximately $1.7M, or 58% versus the same quarter prior year, was partially offset by 16.2% growth outside of China. The China contraction was driven by macroeconomic and tariff uncertainty as well as ongoing regulatory headwinds. We expect continued decreases in China revenues for the rest of the fiscal year, as compared to the same period in the prior year. Growth outside of China, was primarily from consumables as we execute against our new product development and commercial strategy. Gross profit percentage increased by 330 bps for the quarter with favorable product and geographic mix more than overcoming lower revenues and the impact of tariffs. Cost reductions mentioned earlier will further expand the Division’s contribution margins in the future while not impacting our ability to continue to grow outside of China.

Use of Non-GAAP Financial Measures

Adjusted operating income, adjusted operating income excluding unusual items, organic revenues growth and core organic revenues growth are non-GAAP measures that exclude or adjust for certain items, as detailed within the tables in “Supplemental Information Regarding Non-GAAP Financial Measures.”

1 Organic revenues growth is defined as reported revenues growth excluding the impact of acquisitions and core organic revenues growth is defined as organic revenues growth excluding currency translation. A reconciliation of these non-GAAP measures to their GAAP counterpart is set forth below.

2 Adjusted operating income and adjusted operating income per share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. These measures are also presented excluding unusual items. A reconciliation of these non-GAAP measures to their GAAP counterparts is set forth below, along with additional information regarding their use.

3 Total Net Leverage Ratio under our Credit Facility is defined as the ratio of total debt minus unrestricted cash in excess of $10 million as compared to 12 months trailing EBITDA. EBITDA, a non-GAAP metric, for purposes of this calculation, is defined as net income plus the sum of interest expense, income tax expense, depreciation, amortization, unusual or non-recurring non-cash charges and stock compensation expense.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacture of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa, please visit its website at www.mesalabs.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to future financial results, business conditions and strategic initiatives. Words such as “seek,” “expect,” “plan” “intend,” “anticipate,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions may also identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. The forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control. Risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections include those relating to: our ability to successfully grow our business, including as a result of acquisitions; the results on operations of acquisitions; our ability to consummate acquisitions at our historical rate and at appropriate prices; our ability to effectively integrate acquired businesses and achieve desired results; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from actions of the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; the inherent uncertainty of projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or reduce costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; and general economic, industry, and capital markets conditions. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2025, and our Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

Mesa Laboratories Contacts:

Gary Owens; President and CEO,

John Sakys; CFO

1-303-987-8000

investors@mesalabs.com

Financial Summary (Unaudited except for the information as of and for the year ended March 31, 2025)

Condensed Consolidated Statements of Operation

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Revenues	$60,737	$57,833	$120,280	$116,003
Cost of revenues	23,406	22,378	46,010	43,299
Gross profit	37,331	35,455	74,270	72,704
Operating expenses	32,607	31,947	66,482	63,616
Operating income	4,724	3,508	7,788	9,088
Nonoperating expense (income)	2,725	(304)	(1,223)	1,371
Earnings before income taxes	1,999	3,812	9,011	7,717
Income tax (benefit) expense	(477)	384	1,793	901
Net income	$2,476	$3,428	$7,218	$6,816

Earnings per share (basic)	$0.45	$0.63	$1.32	$1.26
Earnings per share (diluted)	0.45	0.63	1.30	1.25

Weighted average common shares outstanding:
Basic	5,512	5,413	5,488	5,405
Diluted	5,535	5,471	5,543	5,448

Consolidated Condensed Balance Sheets
(Amounts in thousands)	September 30, 2025	March 31, 2025
Cash and cash equivalents	$20,422	$27,321
Other current assets	77,011	75,364
Total current assets	97,433	102,685
Noncurrent assets	332,918	330,663
Total assets	$430,351	$433,348

Liabilities	$251,883	$273,518
Stockholders’ equity	178,468	159,830
Total liabilities and stockholders’ equity	$430,351	$433,348

Reconciliation of Non-GAAP Measures

(Unaudited)

GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income (“AOI”)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Operating income (GAAP)	$4,724	$3,508	$7,788	$9,088
Amortization of intangible assets	4,534	4,550	9,087	8,611
Stock-based compensation expense	3,812	3,837	7,693	6,765
Depreciation expense	1,315	1,518	2,719	2,922
AOI (non-GAAP)	$14,385	$13,413	$27,287	$27,386

Unusual items – before tax
Non-cash GKE inventory step-up1	$--	$454	$--	$1,232
GKE integration costs[2]	--	485	--	1,075
Severance costs[3]	848	--	848	--
Total impact of unusual items on AOI – before tax	$848	$939	$848	$2,307

AOI excluding unusual items (non-GAAP)	$15,233	$14,352	$28,135	$29,693

AOI per share - basic (non-GAAP)	$2.61	$2.48	$4.97	$5.07
AOI per share - diluted (non-GAAP)	2.60	2.45	4.92	5.03

AOI excluding unusual items per share – basic (non -GAAP)	2.76	2.65	5.13	5.49
AOI excluding unusual items per share – diluted (non-GAAP)	2.75	2.62	5.08	5.45

Weighted average common shares outstanding:
Basic	5,512	5,413	5,488	5,405
Diluted	5,535	5,471	5,543	5,448

1 Non-cash cost of revenues expense associated with the step up to fair value of GKE inventory due to application of purchase accounting

2 GKE integration costs primarily consist of consulting costs for the integration of the acquiree, including the implementation of the enterprise resource planning tool and professional auditing services related to the audit of purchase accounting

3 Severance charges recorded in 2Q26 for individuals in each of our business units and corporate functions. The charges affected employees in each of our Asia Pacific, Europe, and North America geographies.

Organic and Core Organic Revenues Growth (Unaudited)

	Three Months Ended September 30, 2025	Six Months Ended September 30, 2025
Total revenues growth	5.0%	3.7%
Impact of acquisitions	--%	--%
Organic revenues growth (non-GAAP)	5.0%	3.7%
Currency translation	(1.3)%	(1.6)%
Core organic revenues growth (non-GAAP)	3.7%	2.1%

Supplemental Information Regarding Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts, non-GAAP adjusted operating income excluding unusual items, non-GAAP adjusted operating income excluding unusual items per share amounts, non-GAAP organic revenues growth, and non-GAAP core organic revenues growth in order to provide meaningful supplemental information regarding our operational performance. We believe that the use of these non-GAAP financial measures, in addition to GAAP financial measures, helps investors to gain a better understanding of our operating results, consistent with how management measures and forecasts our operating performance, especially when comparing such results to previous periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.  This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds these measures to be useful, we believe that our investors can benefit by evaluating both GAAP and non-GAAP results.

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. To calculate adjusted operating income, we exclude, as applicable:

●	Impairments of long-lived assets as such charges are outside of our normal operations and in most cases are difficult to accurately forecast.
●	Stock-based compensation expense as it is a non-cash charge and costs calculated for this expense vary in accordance with the stock price on the date of grant.
●	Depreciation expense as it is a non-cash charge.
●

The expense associated with the amortization of acquisition-related intangible assets as a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Exclusion of amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

The non-GAAP measures of adjusted operating income excluding unusual items and adjusted operating income excluding unusual items per share presented in the reconciliation above are defined as adjusted operating income less unusual items that are not on-going and are related to a specific transaction. We exclude these unusual items as they are outside of normal operations and are not on-going.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense, depreciation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely on the GAAP consolidated statements of operations. The non-GAAP numbers focus instead on our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to, financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.